OPERATING AGREEMENT

                                       OF

                                    DMTR, LLC


     Operating Agreement (this "Agreement") entered into as of the 22nd day of September, 2000 by and among Willowcreek Capital Partners, L.P., NTS Financial Services Limited (BVI), Europa International, Goren Brothers Limited Partnerships, Phoenix Enterprises Family Fund LLC, John P. Rosenthal and Bruce Galloway (collectively, the "Members").

                              EXPLANATORY STATEMENT

     The parties have agreed to operate a limited liability company in accordance with the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties, intending legally to be bound, agree as follows:

                                    Article I
                                  Defined Terms


     The following  capitalized  terms shall have the meaning  specified in this
Article I. Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

     "Adjusted Capital Account Deficit" means, with respect to any Interest Holder, the deficit balance, if any, in the Interest Holder's Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

     (i) the deficit shall be decreased by the amounts which the Interest Holder is obligated to restore pursuant to Section 4.4.2 or is deemed obligated to restore pursuant to Regulation Section 1.704-1(b)(2)(ii)(c); and

     (ii) the deficit shall be increased by the items described in Regulation Sections 1.704-1(b)(2)(ii)-(d)(4), (5), and (6).

     "Adjusted Capital Balance" means, as of any day, an Interest Holder's total Capital Contributions less all amounts actually distributed to the Interest Holder pursuant to Sections 4.1 and 4.4 hereof. If any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Adjusted Capital Balance of the transferor to the extent the Adjusted Capital Balance relates to the Interest transferred.

     "Agreement" means this Operating Agreement, as amended from time to time.

     "Capital Account" means the account to be maintained by the Company for each Interest Holder in accordance with the following provisions:

     (i) an Interest Holder's Capital Account shall be credited with the Interest Holder's Capital Contributions, the amount of any Company liabilities assumed by the Interest Holder (or which are secured by Company property distributed to the Interest Holder), the Interest Holder's distributive share of Profit and any item in the nature of income or gain specially allocated to the Interest Holder pursuant to the provisions of Article IV (other than Section 4.3.3); and

     (ii) an Interest Holder's Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Interest Holder, the amount of any liabilities of the Interest Holder assumed by the Company (or which are secured by property contributed by the Interest Holder to the Company), the Interest Holder's distributive share of Loss and any item in the nature of expenses or losses specially allocated to the Interest Holder pursuant to the provisions of Article IV (other than Section 4.3.3).

     If any Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest. If the book value of Company property is adjusted pursuant to Section 4.3.3, the Capital Account of each Interest Holder shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

     "Capital Contribution" means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under Regulation
Section 1.704-1(b)(2)(iv)(d)) to the Company by a Member, net of liabilities assumed or to which the assets are subject.

     "Cash Flow" means all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any noncash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, and replacements as determined by the Members. Cash Flow shall not include Capital proceeds but shall be increased by the reduction of any reserve previously established.

     "Code" means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law or any corresponding provision.

     "Company" means the limited liability company formed in accordance with this Agreement.

     "Interest" means a Person's share of the Profits and Losses of, and the right to receive distributions from, the Company.

     "Interest Holder" means any Person who holds an Interest, whether as a Member or an unadmitted assignee of a Member.

     "Involuntary Withdrawal" means, with respect to any Member, the occurrence of any of the following events:

     (i) the Member makes an assignment for the benefit of creditors;

     (ii) the Member files a voluntary petition of bankruptcy;

     (iii) the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;

     (iv) the Member files a petition seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

     (v) the Member seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member's properties;

     (vi) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in Subsections (i) through (v);

     (vii) any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for one hundred twenty
(120) days after the commencement thereof, or the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member's properties without the Member's agreement or acquiescence, which appointment is not vacated or stayed for one hundred twenty (120) days or, if the appointment is stayed, for one hundred twenty (120) days after the expiration of the stay during which period the appointment is not vacated;

     (viii) the Member's death, incapacity, or adjudication by a court of competent jurisdiction as incompetent to manage the Member's person or property;

     "Law" means the New York Limited Liability Company Law, as amended from time to time.

     "Member" means each Person who has signed this Agreement and any Person who subsequently is admitted as a member of the Company.

     "Membership Interest" means all of the rights of a Member in the Company, including a Member's: (i) Interest; (ii) right to inspect the Company's books and records; (iii) right to participate in the management of and vote on matters coming before the Company; and (iv) unless this Agreement or the Articles of Organization provide to the contrary, right to act as an agent of the Company.

     "Minimum Gain" has the meaning set forth in Regulation Section 1.704-2(d). Minimum Gain shall be computed separately for each Interest Holder in a manner consistent with the Regulations under Code Section 704(b).

     "Negative Capital Account" means a Capital Account with a balance of less than zero.

     "Percentage" means, as to a Member, the percentage set forth after the Member's name on Exhibit A, as amended from time to time, and as to an Interest Holder who is not a Member, the Percentage of the Member whose Interest has been acquired by such Interest Holder, to the extent the Interest Holder has succeeded to that Member's Interest.

     "Person" means and includes an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

     "Positive Capital Account" means a Capital Account with a balance greater than zero.

     "Profit" and "Loss" means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company's taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

     (i) all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing taxable income or loss; and

     (ii) any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss; and

     (iii) any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss; and

     (iv) gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes; and

     (v) in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

     (vi) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.3 hereof shall not be taken into account in computing Profit or Loss.

     "Regulation" means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

     "Transfer" means - when used as a noun - any sale, hypothecation, pledge, assignment, gift, bequest attachment, or other transfer, including transfers by operation of Law, and - when used as a verb - means to sell, hypothecate, pledge, assign, give, bequeath, or otherwise transfer.

     "Voluntary Withdrawal" means a Member's disassociation with the Company by means other than a Transfer or an Involuntary Withdrawal.


                                   Article II
                    Formation and Name: Office; Purpose; Term

         2.1. Organization.

     2.1.1. The undersigned have organized a limited liability company pursuant to the Law and the provisions of this Agreement and, for that purpose, have caused Articles of Organization to be prepared, executed, and filed with the New York Department of State on September 22, 2000.

     2.2. Name of the Company. The name of the Company shall be DMTR, LLC. The Company may do business under that name and under any other name or names upon which the Members agree. If the Company does business under a name other than that set forth in its Articles of Organization, then the Company shall file an assumed-name certificate as required by General Business Law ss. 130.

     2.3. Purpose. The purpose of the Company shall be to engage in any lawful business and to do any and all things necessary, convenient, or incidental to that purpose.

     2.4. Term. The term of the Company shall begin upon the filing of Articles of Organization with the New York Department of State and shall have a perpetual existence unless its existence is sooner terminated pursuant to Article VII of this Agreement.

     2.5. Registered Agent. The name and address in New York of the Company's registered agent upon whom and at which process against the Company can be served is CT Corporation, 1633 Broadway, New York, New York 10019 or such other persons as may be designated by the Members.

     2.6. Members. The name, present mailing address, taxpayer identification number, agreed value of contribution and Percentage of each Member are set forth on Exhibit A.


                                   Article III
                       Members; Capital; Capital Accounts

     3.1. Initial Capital Contributions. Upon the execution of this Agreement, the Members shall contribute to the Company cash in the amounts respectively set forth on Exhibit A as initial contributions.

     3.2. No Additional Capital Contributions Required.

     3.2.1. No Member shall be required to contribute any additional capital to the Company, unless required by a vote of the Members holding three-quarters (3/4) in interest, and in no event in an amount greater than $10,000. No Member shall have any personal liability for any debt, obligation, or liability of the Company.

     3.3. No Interest on Capital Contributions. Interest Holders shall not be paid interest on their Capital Contributions.

     3.4. Return of Capital Contributions. Except as otherwise provided in this Agreement, no Interest Holder shall have the right to receive any return of any Capital Contribution.

     3.5. Form of Return of Capital. If an Interest Holder is entitled to receive a return of a Capital Contribution, the Company may distribute cash, notes, property, or a combination thereof to the Interest Holder in return of the Capital Contribution at the discretion of the Tax Matters Member.

     3.6. Capital Accounts. A separate Capital Account shall be maintained for each Interest Holder.

     3.7. Loans. Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms as approved by a majority in interest of the other Members.


                                   Article IV
                         Profit, Loss, and Distributions

     4.1. Mandatory Distributions of Cash Flow. Cash Flow for each taxable year of the Company shall be distributed to the Interest Holders in proportion to their Percentages no later than ninety (90) days after the end of the taxable year.

     4.2. Allocation of Profit or Loss. After giving effect to the special allocations set forth in Section 4.3, for any taxable year of the Company, Profit or Loss shall be allocated to the Interest Holders in proportion to their Percentages.

     4.3. Regulatory Allocations.

     4.3.1. Qualified Income Offset. No Interest Holder shall be allocated Losses or deductions if the allocation causes the Interest Holder to have an Adjusted Capital Account Deficit. If an Interest Holder receives (1) an allocation of Loss or deduction (or item thereof) or (2) any distribution, which causes the Interest Holder to have an Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for that taxable year shall be allocated to that Interest Holder, before any other allocation is made of Company items for that taxable year, in the amount and in proportions required to eliminate the excess as quickly as possible. This Section 4.3.1 is intended to comply with, and shall be interpreted consistently with, the "qualified income offset" provisions of the Regulations promulgated under Code Section 704(b).

     4.3.2. Minimum Gain Chargeback. Except as set forth in Regulation Section 1.704-2(f)(2), (3), and (4), if, during any taxable year, there is a net decrease in Minimum Gain, each Interest Holder, prior to any other allocation pursuant to this Article IV, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Interest Holder's share of the net decrease of Minimum Gain, computed in accordance with Regulation Section 1.704-2(g). Allocations of gross income and gain pursuant to this Section 4.3.2 shall be made first from gain recognized from the disposition of Company assets subject to nonrecourse liabilities (within the meaning of the Regulations promulgated under Code
Section 752), to the extent of the Minimum Gain attributable to those assets, and thereafter, from a pro rata portion of the Company's other items of income and gain for the taxable year. It is the intent of the parties hereto that any allocation pursuant to this Section 4.3.2 shall constitute a "minimum gain chargeback" under Regulation Section 1.704-2(f).

     4.3.3. Contributed Property and Book-Ups. In accordance with Code Section 704(c) and the Regulations thereunder, as well as Regulation Section 1.704-l(b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Interest Holders so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of contribution (or deemed contribution). If the adjusted book value of any Company asset is adjusted as provided herein, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Code Section 704(c) and the Regulations thereunder.

     4.4. Liquidation and Dissolution.

     4.4.1. If the Company is liquidated, the assets of the Company shall be distributed to the Interest Holders in accordance with the balances in their respective Capital Accounts, after taking into account the allocations of Profit or Loss pursuant to Section 4.2, if any, and distributions, if any, of cash or property pursuant to Section 4.1.

     4.4.2. No Interest Holder shall be obligated to restore a Negative Capital Account.

     4.5. General.

     4.5.1. Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Members.

     4.5.2. If any assets of the Company are distributed in kind to the Interest Holders, those assets shall be valued on the basis of their fair market value, and any Interest Holder entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Interest Holders so entitled. Unless the Members otherwise agree, the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Members. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 4.2 and shall be properly credited or charged to the Capital Accounts of the Interest Holders prior to the distribution of the assets in liquidation pursuant to Section 4.4.

     4.5.3. All Profit and Loss shall be allocated, and all distributions shall be made to the Persons shown on the records of the Company to have been Interest Holders as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company's taxable year is separated into segments, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss shall be allocated between the original Interest Holder and the successor on the basis of the number of days each was an Interest Holder during the taxable year; provided, however, the Company's taxable year shall be segregated into two or more segments in order to account for Profit, Loss, or proceeds attributable to any extraordinary non-recurring items of the Company.

     4.5.4. The Members are hereby authorized, upon the advice of the Company's tax counsel, to amend this Article IV to comply with the Code and the Regulations promulgated under Code Section 704(b); provided, however, that no amendment shall materially affect distributions to an Interest Holder without the Interest Holder's prior written consent.



                                    Article V
                     Management: Rights, Powers, and Duties


     5.1. Management. The Company shall be managed by the Members. Except as otherwise provided in this Agreement, each Member shall have the right to act for and bind the Company in the ordinary course of its business. Notwithstanding the foregoing, the consent of all of the Members is required to bind the Company for an amount in excess of five thousand dollars ($5,000.00).

     5.2. Meetings of and Voting by Members.

     5.2.1. No annual or regular meetings of the Members as such shall be required.

     5.2.2. A meeting of the Members may be called at any time by any Member. Meetings of Members shall be held at the Company's principal place of business or, upon the consent of the Members, at any other place designated by the Person calling the meeting. Not fewer than ten (10) nor more than sixty (60) days before each meeting, the Person calling the meeting shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the place, date, hour, and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of Members' meetings, or is present at the meeting in person or by proxy without objecting to the lack of notice. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of Members holding not less than a majority (over 50 percent) of the Percentages then held by Members constitutes a quorum. A Member may vote either in person or by written proxy signed by the Member or by the Member's duly authorized attorney in fact.

     5.2.3. Except as otherwise provided in this Agreement, the affirmative vote of Members holding a majority (over 50 percent) or more of the Percentages then held by Members shall be required to approve any matter coming before the Members.

     5.2.4. In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of Members holding such Percentages then held by Members as would be required for Members to take action under this Agreement. If such consent is not unanimous, prompt notice shall be given to those Members who have not consented in writing but who would have been entitled to vote thereon had such action been taken at a meeting.

     5.3. Personal Service. No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Members, no Member shall be entitled to compensation for services performed for the Company. However, upon substantiation of the amount and purpose thereof, the Members shall be entitled to reimbursement for expenses reasonably incurred in connection with the activities of the Company.

     5.4. Duties of Parties.

     5.4.1. The Members shall devote such time to the business and affairs of the Company as is necessary to carry out the Members' duties set forth in this Agreement.

     5.4.2. Except as otherwise expressly provided in Section 5.4.3, nothing in this Agreement shall be deemed to restrict in any way the rights of any Member to conduct any other business or activity whatsoever, and no Member shall be accountable to the Company or to any other Member with respect to that business or activity even if the business or activity competes with the Company's business. The organization of the Company shall be without prejudice to the Members' respective rights to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member.

     5.4.3. Each Member understands and acknowledges that the conduct of the Company's business may involve business dealings and undertakings with Members. In any of those cases, those dealings and undertakings shall be at arm's length and on commercially reasonable terms.

     5.5. Liability and Indemnification.

     5.5.1. Except as otherwise provided by law, no Member shall be liable, responsible, or accountable in any way for damages or otherwise to the Company or to any of the Members for any act or failure to act pursuant to this Agreement or otherwise unless there is a judicial determination that (i) such person acted in bad faith, (ii) the conduct of such person constituted intentional misconduct or a knowing violation of law, (iii) such person gained a financial benefit to which he or she was not legally entitled, or (iv) such person failed to perform his or her duties, specifically with respect to distributions under section 508(a) of the Law, in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances.

     5.5.2. The Company shall indemnify, defend, and hold harmless each of the Members (severally, the "Indemnitee" and collectively, the "Indemnitees"), from and against any claims, losses, liabilities, damages, fines, penalties, costs, and expenses (including, without limitation, reasonable fees and disbursements of counsel and other professionals) arising out of or in connection with any act or failure to act by an Indemnitee pursuant to this Agreement, or the business and affairs of the Company to the fullest extent permitted by law; provided, however, that an Indemnitee shall not be entitled to indemnification hereunder if there is a judicial determination that (a) such Indemnitee's actions or omissions to act were made in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (b) such Indemnitee personally gained a financial benefit to which the Indemnitee was not legally entitled.

     5.5.3. Each member (the "Indemnifying Member") shall indemnify, defend and hold harmless each of the other Members, from and against any claim, losses, liabilities, damages, fines, penalties, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel and other professionals) arising out of or in connection with any act or failure to act pursuant to this Agreement or otherwise if there is a judicial determination that (i) the Indemnifying Member acted in bad faith or was negligent, (ii) the conduct of the Indemnifying Member constituted intentional misconduct or a knowing violation of law, (iii) the Indemnifying Member gained a financial benefit to which he or she was not legally entitled or (iv) the Indemnifying Member failed to perform his or her duties, specifically with respect to distributions under section 508(a) of the Law, in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances.

     5.6. Assignment of Developments.

     5.6.1. If, at any time or times while a Member is bound by this Agreement, such Member shall (either alone or with others) make, conceive, discover or reduce to practice any Proprietary Information (as defined below) whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called "Developments") that (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured, sold or provided by the Company or which may be used in relation therewith, (ii) results from tasks assigned such Member by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and such Member shall promptly disclose to the Company (or any persons designated by it) each such Development and such Member hereby assigns any rights he may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.

     5.6.2. Upon disclosure of each Development to the Company, such Member will, at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:

     (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same;

     (ii) to defend any actions or opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection; and

     (iii) to bring any action to enforce any rights in any Developments.

     5.6.3. In the event the Company is unable, after reasonable effort, to secure a Member's signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of such Member's physical or mental incapacity or for any other reason whatsoever, such Member hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as such Member's agent and attorney-in-fact, to act for and in such Member's behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of any such letters patent, copyright and other analogous protection thereon with the same legal force and effect as if executed by such Member.

     5.6.4. As used herein, the term "Proprietary Information" shall mean, collectively, trade secrets or proprietary or confidential information, or any other information, respecting or constituting inventions, products, product plans, designs, drawings, sketches, marketing and other plans, methods, know-how, techniques, technology, systems, characters, processes, strategies, software programs, works of authorship, customer lists, user lists, vendor lists, content provider lists, supplier lists, pricing information, projects, notes, memoranda, reports, lists, records, specifications, software programs, data, documentation, budgets, plans, projections, forecasts, financial information and proposal in whatever form, tangible or intangible, or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of the dealings or affairs of the Company.


                                   Article VI
                 Transfer of Interests and Withdrawal of Members


     6.1. Transfers. A Member (or transferee) at any time and from time to time may Transfer all or any portion of such person's Interest, provided that such Member (or transferee) has complied with the terms of Section 6.2 of this Agreement (and any purported transfer without such compliance shall be null and void). The Transfer of all or a portion of an Interest does not entitle the transferee to become a Member or to exercise any rights of a Member. The transferee shall be entitled to receive, to the extent transferred, only the distributions and allocations of profits and losses to which the transferor would be entitled; and the transferee shall not be admitted as a Member unless approved by a vote of the Members holding not less than seventy-five percent (75%) of the Percentages.

     6.2. Rights of First Refusal.

     (a) If at any time after the date hereof any Member or transferee (the "Seller") shall receive a bona fide written offer to purchase any or all of his Interest (the "Offered Interest"), and if the Seller desires to accept such offer, the Seller shall, give prompt written notice (a "Notice of Offer") to the Company (which shall in turn promptly give copies of the Notice of Offer to each other Member (collectively, the "Other Members")), which Notice of Offer shall contain (a) a true and complete copy of the offer; (b) the proposed purchase price and all other material terms and conditions of the offer; and, if appropriate, (c) the Seller's estimate of the fair market value of any non-cash consideration offered by the proposed purchaser. The date on which the Notice of Offer is received by the Company is referred to hereinafter as the "Notice Date." A Notice of Offer shall be deemed to be an irrevocable offer to sell the Interest on the terms set forth in such Notice of Offer and herein, and the Company will have the irrevocable and exclusive option, as hereinafter provided, to buy the Offered Interest on the terms set forth in such Notice of Offer and herein.

     i) Within thirty (30) days following the Notice Date, the Company shall notify the Seller and the Other Members as to the portion of the Offered Interest that the Company elects to purchase and, if applicable, whether it agrees with the Seller's estimate of the fair market value of any non-cash consideration specified in the Notice of Offer (a "Company Acceptance"). If the Seller does not receive the Company Acceptance within such 30-day period, the Company shall be deemed to have declined to purchase all or any part of the Offered Interest. The Company Acceptance shall be deemed to be an irrevocable commitment to purchase from the Seller the Offered Interest, as set forth in such Company Acceptance.

     ii) During the period beginning on the thirty-first day after the Notice Date and ending on the sixtieth day after the Notice Date, each Other Member shall notify the Company, the Other Members and the Seller as to the portion, if any, of the Offered Interest available to the Other Members that such Other Member elects to purchase and, if applicable, whether such Other Member agrees with the Seller's estimate of the fair market value of any non-cash consideration specified in the Notice of Offer (a "Member Acceptance"). If the Seller does not receive a Member Acceptance from a Member within such period, such Member shall be deemed to have declined to purchase any of the Offered Interest. A Member Acceptance shall be deemed to be an irrevocable commitment to purchase from the Seller the Offered Interest, as set forth in such Member Acceptance.

     If the Other Members shall have elected to purchase the Offered Interest which, in the aggregate, exceeds the Offered Interest available for purchase by the Other Members, the Offered Interest shall be allocated pro rata among the Other Members in accordance with the Offered Interest requested to be purchased by each such Other Member; provided, that no Member shall be required or entitled to purchase a portion of the Offered Interest greater than the number set forth in his Member Acceptance.

     (b) Purchase Price. The purchase price for the Offered Interest sold to the Company or any Member pursuant to Section 6.2(a) shall be the purchase price contained in the Notice of Offer if the entire purchase price contained therein is in cash. If all or a portion of the consideration for which the Seller proposes to sell the Offered Interest shall be other than cash, and if the Company and/or the Other Members that elect to purchase the Offered Interest (together, the "Purchasers") shall all agree with such valuation, each of the Purchasers shall have the right to purchase such Offered Interest as it shall be entitled to purchase pursuant hereto for cash in an amount equal to the sum of the cash portion of such consideration proposed to be received by the Seller for such Offered Interest plus additional cash equal to such agreed upon value of the non-cash consideration therefor. Each Purchaser also may elect to obtain and deliver to the Seller property substantially identical to the non-cash consideration for purposes of payment of the non-cash portion of the purchase price for the Offered Interest proposed to be sold to such Purchaser. If any Purchaser shall not agree with the Seller's estimate of the fair market value of the non-cash consideration, or if such non-cash consideration consists of unique or personal services to be rendered, the Seller shall negotiate with such Purchaser in good faith for the purpose of attempting to agree upon the fair market value of the non-cash consideration. If such an agreement is not reached within 15 days after the expiration of the notice period specified in Section 6.2(b)(ii) hereof, each of the Seller and such Purchaser shall obtain from an appraiser, of recognized standing in respect of property of the kind constituting such non-cash consideration, an appraisal as to the fair market value thereof and shall furnish a copy of such appraisal to the other party and to each Purchaser within 20 days after the expiration of such 15-day period and the parties shall use their best efforts to reconcile any difference between their respective appraisals. If the parties shall be unable to reconcile such differences, the appraisers shall appoint an additional appraiser who shall reconcile such differences and render to all the parties its appraisal of the fair market value of the non-cash consideration. The fair market value as so determined shall be binding on the Seller and each of the Purchasers. The cost of all such appraisals shall be borne by the party objecting to the Seller's valuation, unless such valuation is determined to be substantially incorrect, in which case the cost shall be borne by the Seller.

     (c) Obligations to Close. Upon the exercise by the Purchasers of their rights of first refusal, the Purchasers and the Seller shall be legally obligated to consummate the purchase and sale contemplated thereby and shall use their best efforts to secure any approvals required in connection therewith; provided, however, that the Seller shall not be required to sell less than all of the Offered Interest and shall not be so obligated unless the Purchasers who exercise their rights of first refusal do so in the aggregate for the entire Offered Interest. If the Purchasers do not exercise their rights of first refusal hereunder with respect to the entire Offered Interest within the time specified for such exercise, the Seller shall be free, during a period of ninety
(90) days following the expiration of the last time for such exercise, to sell the Offered Interest, but only to the third party specified in the Notice of Offer and at a price not less than the price set forth in such Notice of Offer and upon the other terms and conditions set forth in such Notice of Offer and subject to the condition that such third party, fully and without reservation, accepts and agrees to comply with all of the terms, conditions and obligations set forth in this Agreement and that the Offered Interest so purchased shall continue to be subject to the terms and conditions of this Agreement. If the Seller does not complete such sale within the 90-day period, the provisions of this Section 6 shall again apply, and no sale of any Offered Interest shall be made other than in accordance with the terms of this Agreement.

     (d) Closing. The closing of purchases of the Offered Interest by the Purchasers pursuant hereto shall take place on such date, within 30 days after the termination of the later of (i) the 60-day period following the Notice Date or (ii) the date of the final determination of the fair market value of any non-cash consideration offered, if applicable, as the Purchasers of the majority in interest of the Offered Interest shall determine, at 11:00 a.m., at the principal offices of the Company, or at such other time or place as the parties may agree. At such closing, the Seller shall sell to each Purchaser all of the Seller's right, title and interest in and to the Offered Interest, free and clear of all liens, claims, charges or encumbrances of any kind or nature, provided that any subsequent transfer of such Offered Interest shall again be subject to compliance with the requirements of this Section 6, and shall deliver to each Purchaser a certificate or certificates evidencing the Offered Interest sold to such Purchaser. Each Purchaser shall deliver to the Seller, in full payment of the purchase price for the Offered Interest purchased thereby, the non-cash consideration offered, if any, together with a certified or official bank check payable to the order of the Seller in the amount of the cash portion of the purchase price allocated to such Seller.

     (e) No Assignment. The right of first refusal granted to the Company and the Members hereunder may not be assigned directly or indirectly to any other person or entity and any such purported assignment shall be null and void.

     (f) Transfers to Comply with Laws. Each Member agrees that he will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Interest (or solicit any offers to purchase or otherwise acquire or take a pledge of any Interest), except in compliance with (i) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder,
(ii) any applicable state securities laws and the rules and regulations promulgated thereunder, and (iii) the rules of any self-regulatory organization of which the Company from time to time may be a member.

     6.3. Voluntary Withdrawal. A Member shall have the right to Voluntarily Withdraw from the Company, upon ninety (90) days prior written notice to the other Members and upon such terms as the Members may reasonably determine.

     6.4. Involuntary Withdrawal. Immediately upon the occurrence of an Involuntary Withdrawal, the successor of the Withdrawn Member shall thereupon become an Interest Holder but shall not become a Member. If the Company is continued as provided in Section 7.1.2, the successor Interest Holder shall have all the rights of an Interest Holder (i.e., the right to receive the profits, losses, and distributions that the Member would have received, at the time the Member would otherwise have been entitled to receive them had the Member not withdrawn), but shall not be entitled by reason of the withdrawal to receive in liquidation of the Interest, the fair market value of the Member's Interest as of the date the Member Involuntarily withdrew from the Company.


                                   Article VII
                          Dissolution, Liquidation, and
                           Termination of the Company


     7.1. Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

     7.1.1. upon the unanimous written agreement of the Members; or

     7.1.2. the occurrence of an Involuntary Withdrawal, unless all of the remaining Members, within ninety (90) days after the occurrence of the Involuntary Withdrawal, unanimously elect to continue the business of the Company pursuant to the terms of this Agreement; or

     7.1.3 the occurrence and continuation for sixty (60) days of a deadlock among the Members such that it is not reasonably practicable to carry on the business of the Company.

     7.2. Procedure for Winding Up and Distribution. If the Company is dissolved, the remaining Members shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, including Interest Holders who are creditors, in satisfaction of the liabilities of the Company, and then to the Interest Holders in accordance with Section 4.4 of this Agreement.

     7.3. Filing of Articles of Dissolution. If the Company is dissolved, the Members shall promptly file Articles of Dissolution with the New York Department of State. If there are no remaining Members, the Articles shall be filed by the last Person to be a Member; if there are no remaining Members, or a Person who last was a Member, the Articles of Dissolution shall be filed by the legal or personal representatives of the Person who last was a Member.


                                  Article VIII
                  Books, Records, Accounting, and Tax Elections


     8.1. Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company's name. The Members shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

     8.2. Books and Records. The Members shall keep or cause to be kept complete and accurate books and records of the Company as required under Section 1102 of the Law as well as supporting documentation of transactions with respect to the conduct of the Company's business. The books and records shall be maintained in accordance with sound accounting practices and shall be available at the Company's principal office for examination by any Member or the Member's duly authorized representative at any and all reasonable times during normal business hours.

     8.3. Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company's taxable year shall be selected by the Members, subject to the requirements and limitations of the Code.

     8.4. Reports. Within seventy-five (75) days after the end of each taxable year of the Company, the Members shall cause to be sent to each Person who was a Member at any time during the taxable year then ended a copy of audited financial statements for the affairs of the Company's taxable year then ended together with a report on the affairs of the Company. In addition, within seventy five (75) days after the end of each taxable year of the Company, the Members shall cause to be sent to each Person who was an Interest Holder at any time during the taxable year then ended, that tax information concerning the Company which is necessary for preparing the Interest Holder's income tax returns for that year. At the request of the Members holding three-quarters (3/4) in interest, and at the Company's expense, the Members shall cause an audit of the Company's books and records to be prepared by independent accountants for the period requested by the Members.

     8.5. Tax Matters Member. The Members shall designate a Member to be the Company's tax matters partner pursuant to Code Section 6231(a)(7) ("Tax Matters Member"). The Tax Matters Member shall have all powers and responsibilities provided in Code Section 6221, et seq. The Tax Matters Member shall keep all Members informed of all notices from government taxing authorities which may come to the attention of the Tax Matters Member. The Company shall pay and be responsible for all reasonable third-party costs and expenses incurred by the Tax Matters Member in performing those duties. A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax-related administrative or judicial proceeding against any Member, even though it relates to the Company. The Tax Matters Member shall not compromise any dispute with the Internal Revenue Service without the approval of the Members.


                                   Article IX
                               General Provisions

     9.1. Assurances. Each Member shall execute all certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Members deem appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

     9.2. Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a "notice") required or permitted under this Agreement must be in writing and either delivered personally or sent by certified mail, postage prepaid, return receipt requested or by facsimile transmission, provided receipt of facsimile transmission is actually acknowledged by the Member or Member's agent. A notice must be addressed to a Member at the Member's last known address on the records of the Company. A notice to the Company must be addressed to the Company's principal office. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees. A notice sent by facsimile is deemed given when receipt is acknowledged.

     9.3. Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, the Company as well as any party who may be injured (in addition to any other remedies which may be available to the Company or that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

     9.4. Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Members with respect to the subject matter thereof. It supersedes any prior operating agreement or interim operating agreement and any and all prior written and oral statements, including but not limited to any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of the Members holding three-quarters (3/4) or more of the Percentages then held by Members.

     9.5. Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of New York.

     9.6. Article and Section Titles. The headings herein are inserted as a matter of convenience only and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

     9.7. Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

     9.8. Exclusive Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement or relating to the organization or operation of the Company may be brought only in a United States District Court located in the State of New York or any New York State Court having jurisdiction over the subject matter of the dispute or matter. All Members hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding and waive any objection to venue or inconvenient forum.

     9.9. Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.

     9.10. Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

     9.11. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

     IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, as of the date set forth above.



                                            MEMBERS:

                                            WILLOWCREEK CAPITAL PARTNERS, L.P.


                                            By:
                                               --------------------------------



                                            NTS Financial Services Limited (BVI)


                                            By:
                                               --------------------------------
                                               Name:
                                               Title:


                                            EUROPA INTERNATIONAL


                                            By:
                                               --------------------------------
                                               Name:
                                               Title:


                                            GOREN BROTHERS LIMITED PARTNERSHIP



                                            By:
                                               --------------------------------
                                               Name:
                                               Title:


                                            PHOENIX ENTERPRISES FAMILY FUND LLC



                                            By:
                                               --------------------------------
                                               Name:
                                               Title:



                                            ------------------------------------
                                            John P. Rosenthal


                                            ------------------------------------
                                            Bruce Galloway